Subsidiary     State of Incorporation   Names Under Which Subsidiary
                              Does Business

 Old Fashioned Syrup Company, Inc.  FloridaOld Fashioned Syrup Company, Inc.

 The Original Egg Cream Company, Inc.   Florida
                    The Original Egg Cream Company Inc.

  The Old Fashioned Egg Cream Company, Inc.    Florida
 The Old Fashioned Egg Cream Company, Inc.

                                        Florida             ChampionLyte, Inc.